Exhibit 10(n)


                             MANUFACTURING AGREEMENT


         This Agreement is made and entered into as of the 24th day of March, 2000, by and between RELM COMMUNICATIONS, INC., a Florida corporation ("RELM") and JOHNSON MATTHEY ELECTRONIC ASSEMBLY SERVICES, INC., a Florida corporation ("JMEASI").

                                   WITNESSETH:

         WHEREAS, RELM and JMEASI have executed on even date herewith a Transaction Agreement providing for various transactions by and between the Parties, including the execution of this Manufacturing Agreement;

         WHEREAS, RELM and JMEASI desire to work together in a cooperative manner with open communication to attempt to improve the quality and quantity of the Parties' businesses; and

         WHEREAS, RELM desires JMEASI to manufacture certain products and perform certain related services, and JMEASI desires to perform such manufacturing and related services.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

         1. Manufacturing Services:

                  (a) JMEASI hereby agrees to manufacture for RELM the products identified in Exhibit A (the "Products") throughout the term of this Agreement. Unless otherwise


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         indicated, JMEASI's services shall include the procurement of raw materials for the Products, and the assembly and testing of the Products.

                  (b) From time to time during the term of this Agreement, JMEASI shall provide reasonable amounts of new product development support services to RELM. The scope of and price for such services shall be agreed upon by the Parties on a case-by-case basis.

                  (c) During the term of this Agreement, JMEASI shall have a right of first negotiation with respect to the provision of any other manufacturing services to RELM, such as the manufacture of products other than the Products. In furtherance thereof, the Parties shall meet from time to time to negotiate in good faith the addition of products to Exhibit A.

                  (d) In the event JMEASI has insufficient capacity to manufacture such additional products or to meet requirements for Products, RELM may solicit and use alternate suppliers for as long as such insufficiency remains.

         2. RELM Equipment:

                  (a) RELM shall allow the equipment described in Exhibit B (the "RELM Equipment") to remain in JMEASI's manufacturing facility during the term of this Agreement, and shall allow JMEASI to use the RELM Equipment to manufacture Products. The RELM Equipment shall at all times remain the property of RELM. RELM owns the RELM Equipment and it is in good repair and good condition, except for ordinary wear and tear and the need for normal maintenance.

                  (b) JMEASI shall be responsible for and bear the cost of ordinary maintenance of the RELM Equipment. RELM shall be responsible for and bear the cost of major repairs and refurbishment of the RELM Equipment. If RELM fails to repair or refurbish,


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         or replace RELM Equipment within two (2) days of notice of the need for such repair, refurbishment or replacement, JMEASI may perform such repair, refurbishment or replacement and can either invoice RELM or offset against any payments due RELM the cost of such repair, refurbishment or replacement.

                  (c) For new products added to Exhibit A, special tooling and equipment required to make such products shall be priced and upon a proposal accepted by RELM produced by JMEASI and paid for and owned by RELM unless otherwise provided by RELM. Maintenance on such tooling and equipment will be as per Section 2(b) above. General capital equipment required to make such products shall be the responsibility of JMEASI.

         3. Quantity; Forecasts:

                  (a) JMEASI shall have the exclusive right to manufacture all of RELM's requirements for the Products during the term of this Agreement.

                  (b) RELM's initial forecast of its requirements for each of the Products for each of the first twelve(12) months of the term of this Agreement is attached hereto as Exhibit C (the "Forecast") and RELM hereby issues a purchase order for all of the quantities listed in each of the first four (4) months of the Forecast. Within fifteen (15) days of the beginning of each new calendar month, RELM shall submit to JMEASI an updated Forecast. Within five (5) days of receipt, JMEASI shall accept such Forecast in whole or in part, and RELM shall issue purchase orders for all quantities listed in the Fourth Month of the Forecast.

                  (c) To the extent accepted by JMEASI, a Forecast shall be binding upon JMEASI and RELM, except that RELM can modify the quantities listed in the Forecast by the following percentages:


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                           First Month                        0%
                           Second Month                       10%
                           Third Month                        20%
                           Fourth Month                       30%

         As a particular calendar draws nearer through succeeding Forecasts the above-noted percentages shall be applied restrictively to RELM, such that the percentage corresponding to the calendar month from any applicable Forecast that would allow RELM the least deviation shall be applied, unless JMEASI otherwise consents in an acceptance of a Forecast. For example, if (i) JMEASI accepts a Forecast that provides that in the Fourth Month RELM will purchase 100 units of a product, and
         (ii) two months later RELM submits and JMEASI accepts a Forecast that provides that in the Second Month RELM will purchase 120 units of the product, then one further month later RELM's Forecast for that calendar month could not be, and JMEASI would not be obligated to accept a Forecast of nor supply, more than 130 units (i.e., 100 + 30, which is the maximum upper limit from the Fourth Month Forecast) nor less than 108 units (i.e., 120 - 12, which is the maximum lower limit from the Second Month Forecast).

                  (d) RELM shall accept delivery within seven (7) months on all purchase orders issued pursuant to the forecasting procedure contained in this Section. To the extent that RELM does not accept delivery within such seven (7) month time period, JMEASI may, at its sole option, require RELM to pay as liquidated damages the costs of material purchased by JMEASI to fill such purchase orders, plus freight and handling charges of five percent (5%). If there is a drastic, continued reduction in the forecasted quantities of a Product which result in the aforementioned failure to accept delivery, such liquidated damages amount shall be the cost of material purchased to fill such purchase orders plus the cost of an additional four weeks of material purchased, plus freight and handling charges of five percent (5%).

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                   (e) It is the intent of the Parties that RELM will purchase and JMEASI will supply in any month at least the minimum forecasted dollar-value of sales of Products pursuant to the forecasting procedure contained in this Section (each individually a "Minimum Sale"). If RELM becomes aware of information that would lead it to believe that a Minimum Sale will not be made in any calendar month, it shall promptly meet with JMEASI and attempt in good faith to add products to Exhibit A to allow JMEASI to make such Minimum Sale.

                   (f) With all Product schedules, both parties will act reasonably to enhance the overall business relationship and the mutual success of both parties. Recognizing the possibility of sharp increases in demand, JMEASI will act reasonably to attempt to satisfy such demand.

         4. Price: (a) The prices for the Products are set forth in Exhibit A.

                   (b) In the event of any change that would have a significant negative effect on the profitability of this Agreement for either Party, such as an increase in the price of parts or raw materials or a significant downward trend in the market price for Products, the parties shall renegotiate the prices of the Products in good faith.

                   (c) Both Parties agree to work cooperatively toward engineering changes that enable profitable reductions in the cost of the Products, to help to continue and enhance the competitiveness of the Products in the marketplace and the profitability of the Parties. As an example, RELM will help to qualify with its customers changed Products that will further this stated goal. The Parties will meet regularly, at least once every four months,


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         to develop and discuss general cost reduction opportunities. Cost reductions that are realized shall be shared equally between the Parties.

                  (d) The parties will negotiate in good faith the price of new products added to Exhibit A and of Products changed pursuant to an engineering change notice.

                  (e) Raw material and parts that are owned by JMEASI to make Product and that are obsoleted in any manner, such as by an engineering change notice, a removal of a Product from Exhibit A or the failure of RELM to continue to order a Product, shall be the responsibility of RELM. Within forty-five (45) days of notice from JMEASI of the obsolescence of a raw material or part, RELM shall make payment to JMEASI in the amount of JMEASI's inventory of the material or part and JMEASI shall ship such inventory to RELM. JMEASI will make reasonable efforts to return, or otherwise receive credit or partial credit for any obsoleted part.

         5. RELM Parts:

                  (a) RELM owns certain parts and raw materials in the quantities listed on Exhibit D (the "RELM Parts"). JMEASI hereby purchases the RELM Parts at the prices listed in Exhibit D.

                  (b) RELM hereby warrants that the RELM Parts (i)are located at and will be left by RELM at RELM's facility at 7505 Technology Drive, West Melbourne, Florida, (ii) are necessary for and fit for JMEASI's intended use thereof in the manufacture of Products, (iii) are in good and usable condition and are free of defects, and (iv) can reasonably be anticipated to be used within 90 days after the date hereof to make Products pursuant to the Forecast.

                  (c) JMEASI shall inform RELM by written notice within five (5) business days of the time that JMEASI actually uses a RELM Part. Within 30 days


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         after notification JMEASI will issue payment to RELM for the RELM Parts so used. JMEASI shall have no obligation to pay for defective RELM Parts, and shall be entitled to request reimbursement for or offset in the amount of any defective RELM Parts for which JMEASI has already paid. After 150 days after the date hereof, JMEASI shall be entitled to return all unused RELM Parts and shall have no further obligation or liability with respect thereto.

         6. Efficiency; Quality: JMEASI shall maintain a quality control system and shall make all quality control inspection and test data related to the Products available to RELM at RELM's request. If JMEASI discovers any serious quality issue related to the Products, it shall notify RELM of the issue within five (5) days. JMEASI will use reasonable efforts to maintain six sigma principles and world class quality.

         7. Delivery Terms: The terms shall be FCA JMEASI's facility in West Melbourne, Florida, or, when agreed between the Parties, in Juarez, Mexico. Packaging will be best commercial practices unless otherwise noted by contract.

         8. Management Review Meetings: In order to foster a close working relationship between the Parties and enable the frequent identification of further opportunities for the Parties to increase their business relationship, the management of the Parties shall meet on at least a monthly basis to discuss their performance under this Agreement, potential opportunities to increase the value of this Agreement to the Parties, and such other opportunities as may arise.

         9. Term; Termination:

                  (a) The term of this Agreement shall commence on the date first hereinabove written and shall have an initial term of five (5) years. Thereafter, this Agreement shall automatically renew for subsequent one (1) year periods, unless either party notifies the



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         other party within one hundred twenty (120) days before the end of the initial term or any subsequent term of its intent not to renew this Agreement, or unless this Agreement is earlier terminated pursuant to this Section.

                  (b) Either party may terminate this Agreement upon the filing of a petition in bankruptcy or commencement of any insolvency proceeding in respect of the other party hereto.

                  (c) Either party at its option may terminate this Agreement upon the occurrence of any material breach by the other party, provided, however, (i) that the non-breaching party shall have delivered to the breaching party a written notice specifying the breach in reasonable detail, and (ii) that the breaching party shall not have cured the breach within thirty (30) days after receipt of the notice. In the event of a breach of this Agreement, the right of termination provided in this Section shall not be exclusive of any remedies to which either party may be entitled at law or in equity (as limited by the express terms of this Agreement).

         10. Invoices; Payment: JMEASI shall submit to RELM an invoice for Products when shipped by JMEASI to RELM. All invoices issued pursuant to this Agreement, including JMEASI invoices for Product and RELM invoices for raw material and parts, shall be paid within thirty (30) days of their mailing date.

         11. Liability:

                  (a) Except as provided in this Section, neither Party shall be liable for special, incidental, punitive or consequential damages related to or arising out of this Agreement whether any such damages are based upon a claim of negligence, strict liability, breach of warranty or otherwise.


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                  (b) RELM hereby indemnifies JMEASI against any and all costs, damages, expenses and liabilities related to or arising out of any claim of infringement of a third party's intellectual property rights or any claim of personal injury with respect to Products manufactured by JMEASI's according to a design or specification provided by RELM.

         12. Miscellaneous:

                  (a) In the event of any inconsistency between any term or condition of the Transaction Agreement and any term or condition of this Agreement, the term or condition of the Transaction Agreement shall prevail. The parties acknowledge that by their terms Articles 5, 8 and 9 and Sections 7.2 - 7.5 of the Transaction Agreement are specifically applicable to this Agreement and are incorporated in this Agreement by this reference.

                  (b) Purchase orders and invoices issued pursuant to this Agreement, and any other notices, directions or instructions issued by either JMEASI or RELM, shall be consistent with this Agreement, and any additional terms or conditions stated in any such purchase orders, invoices or other notices directions or instructions shall not be binding upon JMEASI or RELM unless separately agreed to in writing by the receiving party, and in the event of any inconsistency between any such purchase orders, invoices or other notices, directions or instructions and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

                  (c) All exhibits are an integral part of this Agreement and are incorporated in this Agreement by this reference.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


RELM COMMUNICATIONS, INC.                  Johnson Matthey Electronic
                                           Assembly Services, Inc.


By:_______________________________         By:__________________________________

Title:____________________________         Title:_______________________________







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                                Index to Exhibits



                                A       Products and Prices
                                B       RELM Equipment
                                C       Initial Forecast
                                D       RELM Parts




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                                    Exhibit A

                               PRODUCTS AND PRICES






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                                    Exhibit B

                                 RELM EQUIPMENT


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                                    Exhibit C

                                INITIAL FORECAST

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                                    Exhibit D

                                   RELM PARTS





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                              [Exhibit 27 TO COME]